Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
	President & CEO	(978) 725-7555
ACQUISITION OF LSB CORPORATION BY PEOPLE’S UNITED FINANCIAL, INC.
RECEIVES FINAL REGULATORY APPROVAL
     North Andover, Massachusetts, November 16, 2010 —LSB Corporation (Nasdaq: LSBX) announced that regulators have approved the acquisition of LSB Corporation by People’s United Financial, Inc. and the related merger of River Bank into People’s United Bank in accordance with the definitive merger agreement announced July 15, 2010. The shareholders of LSB Corporation approved the merger agreement on October 27, 2010. The companies expect to complete the transactions (which remain subject to the satisfaction or waiver of other customary closing conditions) on or after November 30, 2010.
Forward-Looking Statements
     This news release contains certain forward-looking statements about the proposed merger of LSB Corporation and People’s United Financial, Inc. These statements include statements regarding the anticipated closing date of the transaction. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected include delays in completing the merger and changes in the securities markets.
     Press releases and SEC filings can be viewed on our website www.RiverBk.com under the “About Us” tab.
     LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 2 full-service banking offices in New Hampshire in Derry and Salem.